For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS THIRD QUARTER 2012 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – November 13, 2012 – Entertainment Gaming Asia Inc. (NYSE MKT: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the third quarter ended September 30, 2012 and reviewed recent corporate progress.

Highlights:

•	Total consolidated revenue of $7.9 million for the third quarter of 2012
•	Total revenue from gaming operations of $4.5 million for the third quarter of 2012
•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) of $2.3 million for the third quarter of 2012
•	Net income of $43,000 for the third quarter of 2012
•	Average consolidated win per unit per day (WUD) for the slot operations (formerly referred to as the participation business) of $132 for the third quarter of 2012
•	Gaming chip and plaque sales of $1.7 million for the third quarter of 2012, representing 85% of total gaming chip and plaque sales for the full year 2011
•	Cash balance of $10.6 million as of September 30, 2012
•	Total debt reduced to $1.6 million as of September 30, 2012
•	Dreamworld Poipet on target to open in the first quarter of 2013
•	Strong pipeline for the Company’s gaming chips and plaques for the fourth quarter of 2012 with announced orders totaling $1.9 million from Crown Perth in Australia and the new Solaire Resort & Casino in the Philippines

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We posted top-line growth of 21% for the third quarter of 2012 driven principally by increases in our other products division, namely gaming chips and plaques. Our gaming chips and plaques business recorded strong revenue of $1.7 million in the quarter, primarily due to a large order for an existing customer. Gaming operations benefited from incremental revenue from our new casino Dreamworld Pailin and improvement for our slot operations in the Philippines. However, this was partially offset by softness in net wins per machine for our operations at NagaWorld. In addition, we commenced full construction of our gaming development project, Dreamworld Poipet, during the quarter while paying down debt and maintaining a solid cash position of $10.6 million as of September 30, 2012.

- more –

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 2

“With prime location, quality gaming products and superior customer service, and targeted marketing efforts, we are dedicated to maintaining strong performance from our operations at NagaWorld and ramping up our gaming revenue from Dreamworld Pailin. In addition, we are enthusiastic about the potential for our gaming chips and plaques with an attractive order pipeline, including announced orders of $1.9 million in revenue for the fourth quarter. This, combined with measures in place to enhance profitability, position this division to be a meaningful contributor to future earnings.

“With quality recurring cash flow from our slot machine operations, the potential for our casino chips and plaques business and a healthy balance sheet, we remain focused on the execution our new casino development strategy and driving long-term growth for the Company.”

Q3 2012 Financial Review

The Company effected a 1:4 reverse stock split of its common shares on June 12, 2012. All historical share amounts and share information presented have been proportionally adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

Entertainment Gaming Asia’s third quarter of 2012 consolidated revenue was $7.9 million, an increase of 21% compared to $6.5 million in the third quarter of 2011. The increase was principally due to growth in the Company’s other products division.

Revenue from gaming operations was $4.5 million in the third quarter of 2012, an increase of 2% compared to $4.4 million in the third quarter of 2011. The increase was attributed to incremental revenue of $340,000 from Dreamworld Pailin, which opened in May 2012, and improvement in the Company’s slot operations in the Philippines despite adverse weather conditions. These results were partially offset by a decline in slot revenue from Cambodia due to lower average WUD at its operations in NagaWorld during the quarter.

The Company recorded $4.1 million in revenue for its slot operations during the quarter, a decrease of 5% compared to $4.4 million in the third quarter of 2011. The decline was primarily a result of lower average net wins per machine for its operations in NagaWorld, which were $216 for the quarter compared to $233 in the prior year period.  Based on its current information and improved performance for October 2012, we believe that the decline in the third quarter of 2012 net win from these operations was due to normal fluctuation. The decrease in gaming revenue for the third quarter of 2012 was partially offset by improvements in average net wins per machine and revenue sharing for the Company’s Philippine slot operations as well as incremental revenue contribution from its new slot operations at Thansur Bokor in Cambodia. The Company believes that its operations at Thansur Bokor have yet to reach their potential as the property is not yet fully operational.

- more –

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 3

Slot Operations
WUD *
	Q3:12	Q3:11	Y/Y ∆
Cambodia	$175	$233	-25%
Philippines	$74	$68	9%
Consolidated	$132	$145	-9%
EGM Seats in Operation
	9/30/12	9/30/11	Y/Y ∆
Cambodia	839	715	17%
Philippines	581	780	-26%
Consolidated	1,420	1,495	-5%

*	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. During the third quarter of 2012, one venue in the Philippines recognized revenue on a cash basis. Including revenue recognized on an accrual basis from this venue would not have had a material impact on the WUD for the period. During the third quarter of 2011, one venue in Cambodia operated during a soft launch and one venue in the Philippines recognized revenue on a cash basis. Had these seats been included and revenue recognized on an accrual basis, WUD would have been $215 for Cambodia, $66 for Philippines and $137 for the consolidated average for the period.

Revenue from other products was $3.4 million in the third quarter of 2012, an increase of 60% compared to $2.1 million in the third quarter of 2011. The increase was a result of higher sales of gaming chips and plaques, which were $1.7 million for the third quarter of 2012 compared to $241,000 in the prior year period. The third quarter of 2012 gaming chip and plaque revenue included a large order for $1.6 million from a prominent long-time customer. Given the relatively short lead time for this order and inefficiencies related to the first time utilization of in-house plaque production processes that were previously outsourced, the Company incurred higher than normal expenses related to this order. This negatively impacted the gross profit for these operations for the quarter.

Adjusted EBITDA was $2.3 million for the third quarter of 2012 compared to $2.8 million for the prior year period. The decrease was primarily a result of lower slot revenue from the Company’s operations at NagaWorld and higher gaming division expenses related to the new casino operations, which are still ramping up.

Entertainment Gaming Asia reported net income of $43,000, or breakeven per share, on a weighted average diluted share count of approximately 31.1 million shares for the third quarter of 2012. This compared to net income of $647,000, or $0.02 per share, on a weighted average diluted share count of approximately 30.0 million shares for the third quarter of 2011. The decrease in net income was primarily the result of lower slot revenue from the Company’s operations at NagaWorld and higher gaming division costs partially offset by lower stock-based compensation and interest expenses and foreign currency gains compared to losses in the same period of the prior year.

- more –

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 4

Improving Potential for Gaming Chips and Plaques Operations

Over the last several years, the Company has made a strategic shift in focus of its other products division toward the manufacture and sale of gaming chips and plaques. With investment in product development and targeted marketing programs, the Company has made significant progress in improving the top-line performance of these operations and further strengthening its existing customer relationships in its core markets of Australia and Macau and broadening its customer base in existing and new geographies.

The Company recorded strong gaming chip and plaque revenue of $1.7 million for the third quarter of 2012, representing approximately 85% of the total annual gaming chip and plaque sales for 2011. While order flow is expected to remain lumpy on a quarterly basis, the Company believes the future prospects are attractive. This pipeline includes announced orders for $1.9 million in revenue for the fourth quarter of 2012, including $600,000 to complete the Crown Perth order and $1.3 million to supply the new Solaire Resort & Casino in the Philippines. Further, the Company believes its expanded market presence and the growth plans for its existing customer relationships, offers strong potential for meaningful future orders for this division.

In addition, the Company is focused on enhancing profitability of these operations. Through continued investment in expanding production capacity and efficiency, acquired experience and enhanced efficiencies in new in-house processes and planned cost reduction initiatives, the Company expects to increase operating efficiencies and automation that will drive long-term earnings improvement for these operations.

Continuing Efforts to Ramp Up Dreamworld Pailin

In May 2012, the Company opened the mass market floor of its first casino development project, Dreamworld Pailin. Dreamworld Pailin is located at the Cambodia-Thailand border on a growing trade route connecting the two countries. It currently houses 26 popular table games such as baccarat and dice games and an attractive suite of 50 slot machines. Dreamworld Pailin will also include VIP facilities, which are not yet open.

The Company has recently improved and expanded its senior operations team at Dreamworld Pailin and implemented a number of new marketing initiatives to ramp up operations of the mass market floor. In addition, the Company continues to actively pursue opportunities to partner with local gaming promoters for its VIP rooms and expects to open these facilities in the next several months. By utilizing gaming promoters, it expects to improve high net worth player traffic in the VIP rooms while minimizing the downside risk and volatility as the promoters typically share in wins and losses and assume the credit risk.

Given the early stage of these operations and the fact that the casino is not yet fully operational, the Company believes that results have not yet normalized. However, with the recent implementation of broader marketing programs and upcoming plans to open the casino’s VIP facilities, the Company expects to establish normalized operating results within the next two to three quarters.

- more –

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 5

Dreamworld Poipet Update

The Company continues to make progress in the development of Dreamworld Poipet, a stand-alone slot hall in the established gaming market of Poipet at the Cambodia-Thailand border. This $7.5 million project will be constructed as a stand-alone extension to an existing casino owned by a local Cambodian company and will house approximately 300 premium quality EGM seats. The Company and casino owner will share the daily net win generated by the EGMs in the Company’s slot hall and certain operating costs on a 40%/60% respective basis.

The Company commenced full construction efforts in August 2012. Based on the current timeline, the Company remains on target to open Dreamworld Poipet in the first quarter of 2013, in time for the Thai New Year.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We are focused on the execution of our plans to develop and operate regional casinos and gaming venues under our Dreamworld brand in the Indo-China region. We are pleased to have our first project, Dreamworld Pailin, open and are implementing marketing programs to improve operating performance. In addition, the development of our next project, Dreamworld Poipet, in the more established gaming market of Poipet is moving at a steady pace. With our focus on professional management, quality gaming products, and superior customer service, we believe our Dreamworld properties will be quality leaders in their respective markets and will be meaningful contributors to the Company’s long-term growth.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, November 13, 2012, both of which are open to the general public. The conference call number is 800/734-8592 or 212/231-2923. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE MKT: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos through its wholly-owned subsidiary Dolphin Products in Australia.  For more information please visit www.EGT-Group.com.

- more –

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 6

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the timeline and working capital requirements for the Poipet gaming project, the earnings of the Thansur Bokor, Pailin and Poipet gaming projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino and gaming projects and fund those projects and the prospects for the expanded customer base for the Company’s Dolphin gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and implement successful marketing and promotional strategies at each of the Company’s casino projects and identify and successfully develop additional such projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 7

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands, except per share data)	2012	2011	2012	2011
Revenues:
Gaming, gross	$4,480	$4,379	$14,634	$13,097
Less: Promotional allowances	—	—	—	—
Gaming, net	4,480	4,379	14,634	13,097
Other products	3,371	2,113	7,904	6,348
Total revenues	7,851	6,492	22,538	19,445

Operating costs and expenses:
Cost of gaming:
Gaming equipment depreciation	1,228	1,253	3,516	3,641
Casino contract amortization	617	616	1,847	1,841
Other gaming related intangibles amortization	63	—	189	—
Other operating costs	1,051	240	2,526	809
Cost of other products	3,101	1,922	7,359	5,584
Selling, general and administrative expenses	1,491	1,492	4,712	3,860
Stock-based compensation expenses	123	215	675	1,237
(Gain)/loss on dispositions	(2)	—	(31)	152
Impairment of assets	42	—	114	—
Product development expenses	87	89	273	302
Depreciation and amortization	77	27	168	86
Total operating costs and expenses	7,878	5,854	21,348	17,512

(Loss)/income from operations	(27)	638	1,190	1,933

Other income/(expense):
Interest expense and finance fees	(20)	(105)	(109)	(305)
Interest income	4	20	32	61
Foreign currency gains/(losses)	55	(42)	269	(66)
Other income	65	65	241	192
Total other income/(expense)	104	(62)	433	(118)

Income before income tax	77	576	1,623	1,815

Income tax (expense)/benefit	(34)	71	(124)	(169)

Net income	$43	$647	$1,499	$1,646

Basic and diluted earnings per share	$—	$0.02	$0.05	$0.06

Weighted average common shares outstanding
Basic	29,926	29,688	29,915	29,350
Diluted	31,129	29,982	30,793	29,631

Other comprehensive income, net of tax
Foreign currency translation adjustments	87	(214)	167	(64)
Comprehensive income	$130	$433	$1,666	$1,582
Less: Comprehensive income attributable to non controlling interest	—	—	—	—
Comprehensive income attributable to EGT stockholders	$130	$433	$1,666	$1,582

-more-

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 8

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,630	$12,759
Accounts receivable, net	2,360	2,691
Other receivables	189	114
Inventories	2,123	1,894
Prepaid expenses and other current assets	719	841
Total current assets	16,021	18,299

Gaming equipment, net	7,160	8,889
Casino contracts	8,575	10,340
Property and equipment, net	5,101	2,558
Goodwill	357	357
Intangible assets, net	1,273	1,227
Contract amendment fees	369	450
Deferred tax assets	93	91
Prepaids, deposits and other assets	3,145	1,893
Total assets	$42,094	$44,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,568	$1,316
Amount due to a related party	—	14
Accrued expenses	1,998	2,228
Income tax payable	31	68
Notes payable to a related party	1,582	6,211
Capital lease obligations	—	322
Customer deposits and other current liabilities	706	357
Total current liabilities	5,885	10,516

Other liabilities	1,087	869
Deferred tax liability	208	207
Total liabilities	7,180	11,592

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 29,937,162 and 29,709,848 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	32,016	31,280
Accumulated other comprehensive income	726	559
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	2,141	642
Total EGT stockholders’ equity	34,913	32,511
Non-controlling interest	1	1
Total EGT stockholders’ equity	34,914	32,512
Total liabilities and stockholders’ equity	$42,094	$44,104

-more-

Entertainment Gaming Asia Reports Q3 2012 Results, 11/13/2012	page 9

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands)	2012	2011	2012	2011
Net income – GAAP basis	$43	$647	$1,499	$1,646
Interest expense and finance fees	20	105	109	305
Interest income	(4)	(20)	(32)	(61)
Income tax expense/(benefit)	34	(71)	124	169
Depreciation and amortization	2,052	1,958	5,884	5,737
Stock-based compensation expenses	123	215	675	1,237
Impairment of assets	42	—	114	—
(Gain)/loss on dispositions	(2)	—	(31)	152
EBITDA, as adjusted	$2,308	$2,834	$8,342	$9,185

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

# # #